Exhibit 10.14

THIRD AMENDMENT TO THE EXPONENT, INC. 401(K) SAVINGS PLAN

(AS AMENDED AND RESTATED JANUARY 2, 1999)

WHEREAS, Exponent, Inc. (the “Company”) adopted an amended and restated 401(k) Savings Plan effective January 2, 1999 (the “Plan”); and

WHEREAS, the Plan must be amended to reflect the provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001; and

WHEREAS, the Company has acquired and plans to merge with Novigen Sciences, Inc. (“Novigen”) and in connection therewith wishes to designate Novigen as a “participating employer” under the Plan and to credit certain employees of Novigen with hours and years of service that such employees had earned for service with Novigen prior to the acquisition for purposes of vesting and benefit accrual under the Plan; and

WHEREAS, the Company retains the right to amend the Plan under Section 11.1(a) thereof; and

WHEREAS, pursuant to Section 11.1(b) of the Plan, the Company has delegated to the Plan’s administrative committee the authority to adopt amendments that are designed to bring the Plan into compliance with applicable law, designed to ensure the continued tax-qualified status of the Plan or do not have a significant financial impact on the Company;

NOW, THEREFORE, effective January 1, 2002, except as otherwise provided, the Plan is amended as follows:

1. The following provision is inserted at the end of Section 2.30 Participating Employer: “Effective May 20, 2002, Novigen Sciences, Inc. (“Novigen”) shall become a Participating Employer.”

2. The following provisions are inserted after the third sentence of subparagraph (b) of Section 4.3 Employer Mandatory Contributions and Qualified Nonelective Contributions:

“For purposes of determining whether an allocation of an Employer Mandatory Contribution shall be made for the Plan Year commencing January 1, 2002, Participants who were employed by Novigen immediately prior to the Company’s acquisition of Novigen and became Employees on May 20, 2002 shall be credited under the Plan with all hours of service such Participants earned from January 1, 2002 to May 19, 2002 while employed by Novigen. For purposes of the foregoing, the term “hours of service” shall be as defined in Section 2.25, except that Novigen shall be considered the Employer.”

3. The following provisions are inserted at the end of Section 6.1 Vested Interest to read in full as follows:

“(g) For purposes of determining a Participant’s vested percentage in his Employer Matching Contributions and Employer Mandatory Contributions, Participants who were employed by Novigen immediately prior to the Company’s acquisition of Novigen and became Employees on May 20, 2002 shall be credited under the Plan with all hours of service and years of service such Participants earned while employed by Novigen. For purposes of the foregoing, the terms “hours of service” and “years of service” shall be as defined in Sections 2.25 and 2.46, respectively, except that Novigen shall be considered the Employer.”

4. Appendix E EGTRRA Changes, attached hereto in its entirety, is appended to the Plan.

IN WITNESS WHEREOF, the Company has caused this Third Amendment to be executed by its duly authorized officer.

Dated: September 12, 2002	EXPONENT, INC.

	By:	/s/ Richard L. Schlenker
	Title:	Chief Financial Officer

APPENDIX E

EGTRRA CHANGES

This Appendix E is adopted to reflect certain provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”). This Appendix E is intended as good faith compliance with the requirements of EGTRRA and is to be construed in accordance with EGTRRA and guidance issued thereunder. Except as otherwise provided, this Appendix E shall be effective as of January 1, 2002.

This Appendix E shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this Appendix.

1. Increase in Compensation Limit

The annual compensation of each Participant taken into account in determining allocations for any Plan Year beginning after December 31, 2001, shall not exceed $200,000, as adjusted for cost-of-living increases in accordance with Code Section 401(a)(17)(B). “Annual compensation” means compensation during the Plan Year or such other consecutive 12-month period over which compensation is otherwise determined under the Plan (the “determination period”). The cost-of-living adjustment in effect for a calendar year applies to annual compensation for the determination period that begins with or within such calendar year.

2. Salary Deferral Contribution Limitation

No Participant shall be permitted to have Salary Deferral Contributions made under this Plan, or any other qualified plan maintained by the Employer during any taxable year, in excess of the dollar limitation contained in Code Section 402(g) in effect for such taxable year, except to the extent permitted under Section 3 of this Appendix E and Code Section 414(v), if applicable.

3. Catch-Up Contributions

All Participants who are eligible to make Salary Deferral Contributions under this Plan and who have attained age 50 before the close of the Plan Year shall be eligible to make catch-up contributions in accordance with, and subject to the limitations of, Code Section 414(v) and any uniform and non-discriminatory procedures established by the Committee. Such catch-up contributions shall not be taken into account for purposes of the provisions of the Plan implementing the required limitations of Code Sections 402(g) and 415. The Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of Code Section 401(k)(3), 401(k)(11), 401(k)(12), 410(b), or 416, as applicable, by reason of the making of such catch-up contributions.

4. Hardship Distributions

A Participant who receives a distribution after December 31, 2001, on account of hardship shall be prohibited from making Salary Deferral Contributions and employee contributions under this and all other plans of the Employer for 6 months after receipt of the distribution. A Participant who has received a hardship distribution shall be permitted to make Salary Deferral Contributions for the calendar year immediately following the calendar year in which the distribution was made up to the applicable limit under Code Section 402(g) for such year.

5. Limitations on Contributions

Except to the extent permitted under Section 3 of this Appendix E and Code Section 414(v), if applicable, the annual addition that may be contributed or allocated to a Participant’s Account under the Plan for any Limitation Year beginning after December 31, 2001 shall not exceed the lesser of $40,000, as adjusted for increases in the cost-of-living under Code Section 415(d) or 100 percent of the Participant’s compensation, within the meaning of Code Section 415(c)(3), for the limitation year.

6. Direct Rollovers of Plan Distributions

6.1 Effective Date. This Section shall apply to distributions made after December 31, 2001.

6.2. Modification of Definition of Eligible Retirement Plan. For purposes of the direct rollover provisions in Section 6.10 of the Plan, an Eligible Retirement Plan shall also mean an annuity contract described in Code Section 403(b) and an eligible plan under Code Section 457(b) which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan. The definition of Eligible Retirement Plan shall also apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is the alternate payee under a qualified domestic relation order, as defined in Code Section 414(p).

6.3. Modification of Definition of Eligible Rollover Distribution to Exclude Hardship Distributions. For purposes of the direct rollover provisions in Section 6.10 of the Plan, any amount that is distributed on account of hardship as provided in Section 6.17 shall not be an Eligible Rollover Distribution and the distributee may not elect to have any portion of such a distribution paid directly to an Eligible Retirement Plan.

7. Rollovers from Other Plans

The Plan will accept Rollover Contributions made after December 31, 2001 as follows:

Direct Rollovers from Other Plans:

The Plan will accept a direct rollover of an eligible rollover distribution from:

(a) a qualified plan described in Code Section 401(a) or 403(a) (excluding after-tax employee contributions);

(b) an annuity contract described in Code Section 403(b) (excluding after-tax employee contributions); and

(c) an eligible plan under Code Section 457(b) which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state.

Participant Rollover Contributions from Other Plans:

The Plan will accept a Participant contribution of an eligible rollover distribution from:

(a) a qualified plan described in Code Section 401(a) or 403(a) (excluding after-tax employee contributions);

(b) an annuity contract described in Code Section 403(b) (excluding after-tax employee contributions); and

(c) an eligible plan under Code Section 457(b) which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state.

Participant Rollover Contributions from IRAs:

The Plan will not accept a Rollover Contribution of the portion of a distribution from an individual retirement account or annuity described in Code Section 408(a) or 408(b) that is eligible to be rolled over and would otherwise be includible in gross income.

8. Repeal of Multiple Use Test

The multiple use test described in Treasury Regulation section 1.401(m)-2 and Section 5.7(c) of the Plan shall not apply for Plan Years beginning after December 31, 2001.

9. Modification of Top-Heavy Rules

9.1. Effective Date. This Section shall apply for purposes of determining whether the Plan is a Top-Heavy Plan under Code Section 416(g) for Plan Years beginning after December 31, 2001, and whether the Plan satisfies the minimum benefits requirements of Code Section 416(c) for such years. This Section amends Article XIV of the Plan.

9.2 Determination of Top-Heavy Status.

9.2.1 Key Employee. “Key Employee” means any Employee or former Employee (including any deceased Employee) who at any time during the Plan Year that includes the Determination Date was an officer of the Employer having annual compensation greater than $130,000 (as adjusted under Code Section 416(i)(1) for Plan Years beginning after December 31, 2002), a 5-percent owner of the Employer, or a 1- percent owner of the Employer having annual compensation of more than $150,000. For this purpose, “annual compensation” means compensation within the meaning of Code Section 415(c)(3). The determination of who is a Key Employee will be made in accordance with Code Section 416(i)(1) and the applicable regulations and other guidance of general applicability issued thereunder.

9.2.2 Determination of Present Values and Amounts. This Section 9.2.2 shall apply for purposes of determining the present values of accrued benefits and the amounts of account balances of Employees as of the determination date.

9.2.2.1 Distributions during Year Ending on the Determination Date. The present values of accrued benefits and the amounts of account balances of an Employee as of the Determination Date shall be increased by the distributions made with respect to the Employee under the Plan and any plan aggregated with the Plan under Code Section 416(g)(2) during the 1-year period ending on the Determination Date. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under Code Section 416(g)(2)(A)(i). In the case of a distribution made for a reason other than separation from service, death, or disability, this provision shall be applied by substituting “5-year period” for “1-year period.”

9.2.2.2 Employees Not Performing Services During Year Ending on the Determination Date. The accrued benefits and accounts of any individual who has not performed services for the Employer during the 1-year period ending on the Determination Date shall not be taken into account.

9.3. Minimum Benefits. Employer Matching Contributions shall be taken into account for purposes of satisfying the minimum contribution requirements of Code Section 416(c)(2) and the Plan. The preceding sentence shall apply with respect to Employer Matching Contributions under the Plan or if applicable, another plan of the Employer that provides the minimum contribution requirement. Employer Matching

Contributions that are used to satisfy the minimum contribution requirements shall be treated as Employer Matching Contributions for purposes of the actual contribution percentage test and other requirements of Code Section 401(m).